Company Contact:                                       Exhibit 99.1
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Announces Annual Shareholders Meeting Results

RIDGEFIELD PARK, N.J., June 28, 2016 -- CCA Industries, Inc. (NYSE MKT: "CAW"), announced today the results of its Annual Shareholders Meeting that took place on June 22, 2016.
Proxy votes of the common stock shareholders indicate that Lance T. Funston, Stephen Heit and S. David Fineman were elected as directors. The Class A shareholder elected Sardar Biglari, Dr. Philip Cooley, Christopher Hogg and Linda Shein as directors. Voting also showed that the shareholders approved the advisory vote on executive compensation and ratified the appointment of BDO USA LLP as the Company’s independent registered public accountants for the fiscal year ending November 30, 2016. The board of directors re-elected Lance Funston as Chairman of the Board at a meeting held on the same day. In a meeting of the independent directors, Christopher Hogg remains as the lead director. The board of directors also reappointed Lance Funston as Chief Executive Officer, Douglas Haas as President and Chief Operating Officer and Stephen A. Heit as Executive Vice President and Chief Financial Officer.
Lance Funston, the Company’s Chairman of the Board and Chief Executive Officer thanked the shareholders who attended the meeting and noted that the Company continues to be profitable. Mr. Funston said, “The Company’s new logo, “Core Care America” brings our brands together under one common theme that demonstrates our commitment to Health and Beauty. I am pleased to note that the Company has almost completed its restructuring plan which has brought us a profitable first quarter and we expect to remain profitable. We will keep the shareholders informed as we move forward to focus on increasing sales while maintaining our profit margins. As I noted in my letter to the shareholders that accompanied our proxy statement, I am personally committed to growing the Company’s stock, which will bring increased value to all of our shareholders.”
Mr. Funston, Douglas Haas, the Company’s President and Stephen Heit, the Company’s Chief Financial Officer answered shareholder questions at the meeting.
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.